Exhibit 99.1

Genpact Announces Management Changes

Tiger Tyagarajan appointed as the Chief Operating Officer; Bob Pryor has joined as Executive Vice President, and Head of Sales, Marketing & Business Development

New York, NY (February 12, 2009) - Genpact (NYSE: G), a leader in the globalization of services and technology and a pioneer in managing business processes for companies around the world, today announced that NV Tiger Tyagarajan is moving to the newly created position of Chief Operating Officer and Bob Pryor has joined Genpact as Executive Vice President, and Head of Sales, Marketing & Business Development.

“Our company is well positioned, and we continue to see customer interest. With these organizational changes, we will be better positioned to focus on our key strategic initiatives, drive global operational excellence and further strengthen our pipeline for growth,” said Pramod Bhasin, President and CEO, Genpact.

As Chief Operating Officer, Tiger will lead service delivery across business verticals and geographies. He will be responsible for managing global operations, driving operational excellence, best practices and building domain expertise across Genpact globally. Prior to this, Tiger was Executive Vice President and Head of Sales, Marketing & Business Development, and the Americas Operations. Under his leadership, Genpact built an effective sales engine, resulting in the winning of a marquee list of over 80 global clients in the last 3 years.

Tiger is widely known as one of the leaders who built Genpact. In 1999, he took over as CEO of Genpact (formerly GE Capital International Services) and played a key role in growing the company from 2,000 to 12,000 employees in just under 3 years. In 2002, he moved to GE Commercial Equipment Finance as Senior Vice President, Quality and Operations based in Connecticut and rejoined Genpact in February 2005.

Tiger is a Mechanical Engineer from the Indian Institute of Technology, Mumbai, and holds an MBA from the Indian Institute of Management, Ahmedabad. He began his career with the Unilever Group, and then worked with Citibank.

In his new role, Bob Pryor, Executive Vice President, will be responsible for Sales, Marketing and New Business Development. He will lead the Business Development teams at Genpact to focus on growing existing client relationships and pursuing business with new clients. He will play a key role in realizing Genpact’s growth strategy and establishing increased visibility in our target markets.

Bob joins Genpact from Hewlett-Packard Company, where he led World-Wide Sales & Marketing and business operations in EMEA (Europe, Middle East & Africa) for their Outsourcing Services business. Prior to that, he was Chief Executive Officer of Americas Outsourcing Services for Capgemini, a unit he helped create.  Bob started his professional services career at EDS and was President of the Food & Consumer Products Division until 1997, when he left to join Ernst & Young as a Partner in the US firm.  Bob has worked with numerous clients across a variety of industries including oil & gas, utilities, telecommunications, manufacturing and consumer products & retail.
Bob has 25 years work experience in IT Services and the Outsourcing industry, and brings extensive industry knowledge and business acumen. His remarkable sales and operating experience in establishing and leading global teams with reputed organizations will be a strong asset to Genpact.

Bob is a Certified Management Accountant and holds an MBA from the University of North Texas and a BBA in Finance & Accounting from the University of Texas at Austin.

About Genpact

Genpact is a leader in the globalization of services and technology and a pioneer in managing business processes for companies around the world. The company combines process expertise, information technology and analytical capabilities with operational insight and experience in diverse industries to provide a wide range of services using its global delivery platform. Genpact helps companies improve the ways in which they do business by applying Six Sigma and Lean principles plus technology to continuously improve their business processes.  Genpact operates service delivery centers in India, China, Hungary, Mexico, Guatemala, the Philippines, the Netherlands, Romania, Spain and the United States. For more information, visit www.genpact.com.

FOR MORE INFORMATION, CONTACT:

Investors: Anil Nayar anil.nayar@genpact.com +91 (124) 402-3079	Media: Anita Trehan anita.trehan@genpact.com +91 (124) 402-2726	US Media: Adam Pratt apratt@stantoncomm.com +1 (202) 223-4933